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                                                        [TENNECO
                                                          AUTOMOTIVE LOGO]
news release



          For immediate release

          Contacts:                Jane Ostrander
                                   Media Relations
                                   847 482-5607
                      jane.ostrander@tenneco-automotive.com

                                   Leslie Hunziker
                                   Investor Relations
                                   847 482-5042
                      leslie.hunziker@tenneco-automotive.com


                           TENNECO AUTOMOTIVE LAUNCHES
          TENDER OFFER AND CONSENT SOLICITATION IN CONNECTION WITH ITS
                   11-5/8% SENIOR SUBORDINATED NOTES DUE 2009

Lake Forest, Illinois, April 30, 2004 - Tenneco Automotive (NYSE: TEN) announced today that it has commenced a cash tender offer and consent solicitation for its $500,000,000 aggregate principal amount of 11-5/8% Senior Subordinated Notes due 2009.

Tenneco Automotive is launching this tender offer and consent solicitation as part of its transaction announced on April 16, 2004, designed to reduce the company's leverage and annual interest expense.

The offer will expire at 12:00 midnight, New York City time, on Thursday, May 27, 2004, unless extended or earlier terminated. Holders tendering their notes will be required to consent to certain proposed amendments to the indenture governing the notes, which will, among other things, eliminate substantially all of the restrictive covenants, amend the satisfaction and discharge provisions and eliminate certain events of default provisions in the indenture. The consent solicitation will expire at 5:00 p.m. New York City time, on Thursday, May 13, 2004, unless extended or earlier terminated.

Note holders who validly tender their notes before the consent solicitation expires will receive the total consideration of $1095.50 per $1,000 principal amount of notes. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of notes. Note holders who validly tender their notes after the consent solicitation expires and before the offer expires will receive as payment for the notes $1065.50 per $1,000 principal amount of notes, which is the total consideration less the $30.00 per $1,000 consent payment. In either case, note holders who validly tender their notes will be paid accrued and unpaid interest up to, but not including, the date of payment for the notes.

The offer is subject to meeting certain conditions, including the company's receipt of tenders of notes representing a majority of the principal amount of the notes outstanding, execution of a supplemental indenture incorporating the proposed amendments, consent of the company's senior bank lenders to permit the consent solicitation on the terms


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proposed and the receipt of financing on terms acceptable to Tenneco Automotive in an amount sufficient to complete the offer. The terms of the offer are described in Tenneco Automotive's Offer to Purchase and Consent Solicitation Statement, dated April 30, 2004, which may be obtained from Global Bondholder Services, at (866) 873-7700 (US toll-free) or (212) 430-3774.

Tenneco Automotive has engaged Banc of America Securities LLC and J.P. Morgan Securities Inc. to act as dealer managers in connection with the offer and solicitation agents in connection with the consent solicitation. Questions regarding the offer or consent solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (US toll-free) or 212-847-5834 or J.P. Morgan Securities, High Yield Capital Markets, at 212-270-9153.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 30, 2004.


COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

The disclosures herein include statements that are 'forward looking' within the meaning of federal securities law concerning Tenneco Automotive's offer and consent solicitation. These forward-looking statements generally can be identified by phrases such as "will," "conditioned" or other words or phrases of similar import. The company's ability to complete the transactions is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.



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